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21/11/08 — 23:11 — Page 1/4
60 AV. DU GENERAL DE GAULLE TEL : 01.47.67.18.00
92046 PARIS LA DEFENSE FAX : 01.47.67.18.01
desk.tvradio@tnsmi.fr
Doc. Ref.: 2500-3524352-9
To: Press department / TBWA CORPORATE
Key word: GEMALTO
BFM
GOOD MORNING BUSINESS — 18/11/2008 — 08:20:30
Guest: Olivier PIOU, director and CEO of GEMALTO
Stéphane SOUMIER
     And so the price of stock market performance, or as he said the stock market miracle, Marc FIORENTINO. We would like to welcome Olivier PIOU, head of GEMALTO, who joins us today. Hello!
Olivier PIOU
     Hello!
Stéphane SOUMIER
     And thank you very much for joining us this morning. So, when you prepared the financial statements, you were at breakeven. Are you proud of this stock market performance, Olivier PIOU?
Olivier PIOU
     It is always the recognition of the work of 10,000 people at the company, covering 85 nationalities, based all over the world working on what was a difficult project. Therefore we should not stop at the value of the shares on a day-to-day basis. During these four years, the share price has risen and fallen each day...
Stéphane SOUMIER
     Yes, but, excuse me because you are a very regular guest and I thank you for that, but this does not really answer the question, because it is not about recognising the work that has been done, as you well know. The markets did not understand the work that GEMALTO was doing, you decided to leave your office and go out and explain the merger. Not only to analysts, but to all editorial teams. I think that you understood that analysts read the newspapers and there was a need to create some media interest in GEMALTO. So it is not just recognition of the work, at least not always.
Olivier PIOU
     Not always, but in principle, you do not know GEMALTO because you know its products and its products belong to a well known brand. You know the BNP-PARIBAS or LCL bank card, you know the ORANGE, SFR or BOUYGUES SIM card, you know the French government’s or the Italian government’s e-passport. But you do not know that these are GEMALTO products and, in principle, we will never take the place of our clients.
Stéphane SOUMIER
     For example, won’t there be GEMALTO INSIDE, like there was INTEL INSIDE at one time?

Tous droits réservés	TNS

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60 AV. DU GENERAL DE GAULLE TEL : 01.47.67.18.00
92046 PARIS LA DEFENSE FAX : 01.47.67.18.01
desk.tvradio@tnsmi.fr
Olivier PIOU
     There could be GEMALTO INSIDE, but this would require a very expensive advertising campaign! (Laughs). We are being careful with our money and that is what is allowing us to succeed at present. It is above all the fact that when the project was launched, targets were set — very ambitious targets — to the point that this gave rise to doubts. But stage after stage we delivered, even beating our targets, our synergies, our...
Stéphane SOUMIER
     That means that the markets did not admit that a merger could succeed, a merger between two world market leaders — GEMPLUS and AXALTO — and the markets did not admit that it can succeed, that’s the idea.
Olivier PIOU
     When you interview investors, they tell you that statistically it does not work. So you tell me some wonderful story, but all of the probabilities are against you.
Stéphane SOUMIER
     And the idea of going out to tell this story to the press... I think that this changed the course of things. I know that you do not think so, Olivier PIOU, but I believe that the time you spent — and I am a witness to this — you spent a great deal of time with journalists, which may also have changed the course of this GEMALTO story.
Olivier PIOU
     Obviously telling the story, telling people about our plan, is important and this is part of the manager’s role. But what makes the difference is that each of GEMALTO’s employees on the ground each morning paid attention to prices, paid attention to managing their segmentation, ensured the success of the integration and this is rewarding nonetheless. Therefore, the fact that this is recognised by the stock market to some extent is effectively a recognition.
Stéphane SOUMIER
     Does this give you a basis on which to go further? Does this stock market performance give you more power?
Olivier PIOU
     No. You know, we have plans, we are a manufacturer, and therefore we do not live on a day-to-day basis, or even from year-to-year, and definitely not by each quarter. Our company is therefore doing very well, it is achieving very good results and is continuing to stay in very good shape. We had a very good month in October and we now have the fortune to operate in markets that are not highly dependent on consumer spending. You have a bank card, it doesn’t matter whether you use it a lot or not, as long as you have a bank card. You have a mobile phone, it doesn’t matter whether you use it a lot or not, as long as you don’t go back to having a fixed line...
Stéphane SOUMIER
     And we won’t go back. VIVENDI COM and FRANCE TELECOM have told us that mobile phones are now considered an essential.
Olivier PIOU
     Absolutely, this is 21st century society and today — paradoxically incidentally given the current financial crisis — there have never been so many accounts opened at bank branches, as people are spreading out their assets in

Tous droits réservés	TNS

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60 AV. DU GENERAL DE GAULLE TEL : 01.47.67.18.00
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desk.tvradio@tnsmi.fr
order to benefit from government guarantees and as a result there have never been so many bank cards issued...
Stéphane SOUMIER
     Once again, and you have not finished doing so, you need to remind us of your specific qualities. You manufacture cards, but you teach cards to communicate, that’s the idea. We have created this image that you are pleased with to a certain event, but in the end you are to the microcomputer what MICROSOFT is to the microcomputer. You are to the smart card what MICROSOFT is to the microcomputer, you do not manufacture it, you teach it to communicate.
Olivier PIOU
     That’s right. In fact, we buy the chips. This is something that many people did not understand. And then we programme them. We are therefore a software developer and we provide services with these secure targets so that they allow for ease of use for digital networks, the internet, supermarkets and hypermarkets and bank networks and ensure that they always work.
Stéphane SOUMIER
     And so it is a question of intelligence.
Olivier PIOU
     Well yes, there is a lot of software.
Stéphane SOUMIER
     It is software and intelligence. You are in the middle of a major deal with WAVECOM at present, Olivier PIOU. Your idea — an idea shared by many companies in your industry — is that machines will begin to communicate and this communication between machines needs to be organised and you believe that WAVECOM is an important tool in your overall strategy to organise this machine-to-machine communication. This is the industrial strategy, behind it is the financial aspect, and WAVECOM thinks that you are not paying enough. What can you tell them this morning?
Olivier PIOU
     First of all, we have a strategy while WAVECOM does not. WAVECOM is currently in a dead-end situation and so we are making a constructive proposition to develop this business line. Effectively, I think that it is a legitimate role for the board of directors to say that they are not pleased, that this is not enough etc. We have therefore responded very clearly that we would not move on our price. This discussion about WAVECOM’s valuation took place before we made our offer and we were not in agreement. That is why we have made a public takeover bid and we will not change it.
Stéphane SOUMIER
     So as I understand, you are addressing WAVECOM shareholders; you are telling WAVECOM shareholders that the deal could become hostile?
Olivier PIOU
     There has been some disinformation on the part of the board directors. If you look at the documents filed with the AMF, you can see that discussions were held beforehand and that, for example, WAVECOM did not want to provide us with confidential information until we made an offer. We made an offer, and they then told us that it was not solicited. The board of directors then said that it was not in the interest of the company’s shareholders and employees. The

Tous droits réservés	TNS

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desk.tvradio@tnsmi.fr
works council unanimously — and this is extremely rare — decided in favour of our offer. We are presented as a hostile raider, but we are...
Stéphane SOUMIER
     You have an industrial strategy and you will not raise your offer, that is the message from GEMALTO this morning.
Olivier PIOU
     Absolutely! 7 euros... We have to set an example. GEMALTO’s employees set an example by being very disciplined about prices when they sell products. The managers and myself are very disciplined about the price of 7 euros — take it or leave it.
Stéphane SOUMIER
     Thank you, Olivier PIOU, for joining us this morning. 08:28:05 FIN+

Tous droits réservés	TNS
     This transcript is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any securities of Wavecom S.A. The terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase dated October 28, 2008 and the related materials, as amended, that Gemalto filed with the U.S. Securities and Exchange Commission (the “Commission”) on Schedule TO. The terms and conditions of the International Offer are set forth in the Note d’Information, as amended, that Gemalto filed with the French Autorité des marchés financiers (the “AMF”), and on which the AMF affixed its visa n° 08-225 on October 24, 2008, in accordance with its conformity decision of October 24, 2008. Wavecom securityholders and other investors are urged to read carefully such offer materials (as updated and amended) prior to making any decisions with respect to the Offers because these documents contain important information, including the terms and conditions of the Offers. Wavecom securityholders and other investors can obtain copies of these tender offer materials and any other documents filed with the Commission from the Commission’s website (www.sec.gov) and with the AMF from the AMF’s website (www.amf-france.org), in each case without charge. Such materials filed by Gemalto will also be available for free at Gemalto’s website (www.gemalto.com).

      Questions and requests for assistance regarding the U.S. offer may be directed to the Information Agent, Georgeson Inc. (the “Information Agent”) (199 Water Street, 26th Floor New York, NY 10038-3650; U.S. Toll Free Number for holders of Wavecom securities in the United States: (800) 257-5271; U.S. Number for banks and brokers: (212) 440-9800). Requests for additional copies of the U.S. offer documents and other materials may be directed to the Information Agent and will be furnished promptly at Gemalto’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

     The publication or distribution of this transcript may be subject to statutory or regulatory restrictions in certain countries. The transcript is not addressed to individuals subject to such restrictions, either directly or indirectly. Receipt of this transcript does not constitute an offer in countries where a tender offer or an offer of securities would be illegal.